EXHIBIT 99.1

News Release

Brigus Gold Reports 27% Increase in Gold Production in
Second Quarter Over First Quarter

Halifax, Nova Scotia; July 14, 2010 – Brigus Gold Corp. (“Brigus Gold” or “the Company”) (TSX and NYSE Amex: BRD) reports that its wholly owned and operated Black Fox Mine and Mill (“Black Fox”) produced approximately 18,000 ounces of gold in the second quarter of 2010 (“Q2 2010”), an increase of 27% over the first quarter of 2010 (“Q1 2010”).  During the quarter, gold sales increased by 17% over Q1 2010 as the mine continues to show improvement in the average gold grade mined resulting in increased production, with this trend forecast to continue during the remainder of 2010.

The higher second quarter production was achieved at the Black Fox Mill from 178,357 ore tonnes processed at an average gold throughput grade of 3.4 grams per tonne (“gpt”) and an average recovery rate of 92%. Compared to Q1 2010, the average gold grade showed a 27% increase, with similar ore tonnes processed at a slightly lower recovery rate.

Gold Sales Increased

A total of 18,430 ounces of gold were sold in the second quarter including 3,872 ounces of gold (21%) that were sold into the spot market at an average gold price of $1,237 per ounce.

Table One: Q2 2010 Operating Highlights

	Q2 2010	Q1 2010	First Half 2010
Ore tonnes mined	228,000	190,000	418,000
Total tonnes mined	2,028,000	2,062,000	4,090,000
Tonnes milled	178,000	178,000	357,000
Tonnes per day milled	1,956	1,976	1,972
Head grade of ore (gpt)	3.4	2.7	3.1
Recovery(%)	92%	93%	93%
Gold produced (oz)	18,000	14,175	32,175
Gold sold (oz)	18,430	15,796	34,226

Notes:	1. Tonnes above are rounded to the nearest thousand.
2. Recovery is rounded to the nearest whole number.
3. Production commenced in late May 2009.

Wade K. Dawe, Chief Executive Officer and President of Brigus Gold, said, “The Black Fox operations performed well during the quarter as our continued efforts to address grade control and start-up mining issues are beginning to pay off.  With our recent appointment of Rick Allan as Brigus Gold’s Chief Operating Officer, we will continue to seek operating improvements at the Black Fox Mine and expect to continue to build value in this quality asset in the heart of the Timmins Gold District.”

Gold production is forecast to increase through the remainder of 2010 and into 2011 as the underground mine ramps up to a steady state production level of 750 tonnes per day (“tpd”).  Brigus Gold expects to produce approximately 24,000 ounces of gold in the third quarter of 2010 and approximately 28,500 ounces in the fourth quarter of 2010 for total forecast production of approximately 85,000 ounces for full year 2010. Total cash costs for the year are unchanged at $500 to $550 per ounce.

 Second Quarter Operating Results

During Q2 2010, total ore tonnes mined increased by 20% from the prior quarter to 228,000 tonnes.  Total tonnes mined decreased slightly as the strip ratios have improved as a result of mining deeper in the Phase 1 open pit.  Although the mill recovery rate was impacted during the latter part of Q2 2010 by electric power supply interruptions and temporary recovery issues related to carbon quality, there has been a general continuing improvement trend in the ore grade mined during Q2 2010.

From sales of 18,430 ounces of gold in Q2, 2010, Brigus Gold delivered 14,558 ounces at an average price of $876 per ounce into the gold hedge book, which leaves a balance to be delivered of 27,292 ounces for the second half of 2010, or approximately half of estimated production.  Brigus Gold expects to sell the balance of its gold production at spot gold prices.

The Company expects to report its Q2 2010 financial results, including total cash costs, by mid August 2010.

Underground Development and Capital Program Update

Underground development drilling from the 235-m level drift at the Black Fox Mine has confirmed gold grade estimates for underground production.  Slower mobilization of the underground development contractor and associated infrastructure work has resulted in some underground production stopes being postponed to the fourth quarter of 2010.

Brigus Gold has completed significant infrastructure upgrades, including administration and technical offices, miners’ change house, sample preparation and core logging facilities.  Construction is underway for a new maintenance facility.

All assay work was completed by SPJ Labs of Sudbury, Ontario, which is ISO 9001:2000 certified in North America. This news release was reviewed by Richard F. Nanna, Professional Geologist, who is a designated “Qualified Person” under Canada National Instrument 43-101.

Contact Information:
Wendy Yang, Vice President of Investor Relations
Phone: 720-886-9656 Ext. 217	Toll Free: 1-877-465-3484
E-mail: ir@apollogold.com	Website: www.brigusgold.com

Sean Tufford, Director of Investor Relations
Phone: 902-422-1421	Toll Free: 1-866-785-0456
Email: info@lineargoldcorp.com	Website: www.brigusgold.com

FORWARD-LOOKING STATEMENTS
This news release includes “Forward-Looking Statements” within the meaning of section 21E of the United States Securities Exchange Act of 1934, as amended.  Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “schedules,” “targets,” “predicts,” “intends,” “continue,” or the negative of such terms, or other comparable terminology.  All statements regarding estimated gold production, production from and development of the underground mine, improvements to operational efficiency, total cash costs, operating improvements, the timing of the completion of the maintenance facility and other construction, and the timing of the future reporting of financial results are estimates that involve various risks and uncertainties.  There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements.  Important factors that could cause actual results to differ materially from these forward-looking statements include: unexpected lower ore grades, additional operational, geotechnical and processing problems at the Black Fox Mine and mill, further toll milling, unexpected changes in business and economic conditions, political or economic instability, significant decreases in gold prices, difficulties or delays in permitting at Black Fox, changes in interest and currency rates, local and community impacts and issues, labor accidents, environmental risks and other factors disclosed under the heading “Risk Factors” in Brigus Gold’s and its predecessor companies’ most recent annual report on Form 10-K filed with the United States Securities and Exchange Commission and elsewhere in Apollo’s documents filed from time to time with the Toronto Stock Exchange, The NYSE Amex, The United States Securities and Exchange Commission and other regulatory authorities.  All forward-looking statements included in this news release are based on information available to the Company on the date hereof.  The Company assumes no obligation to update any forward-looking statements, except as required by applicable securities laws.